Exhibit 99.(a)(1)

IVA FIDUCIARY TRUST

AMENDMENT NO. 1 TO AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Amendment No. 1, dated as of March 6, 2009 to the Amended and Restated Agreement and Declaration of Trust of the IVA Fiduciary Trust dated as of August 21, 2008.

Article VIII, Section 9 of the Amended and Restated Agreement and Declaration of Trust is replaced in its entirety with the following text:

Section 9.  Address.  The address of the Trust is c/o International Value Advisers, LLC, 645 Madison Avenue, Fl. 12, New York, New York 10022.

IN WITNESS WHEREOF, each of the undersigned Trustees has hereto set his or her hand as of the day and year first written above.

/s/ Manu Bammi
Manu Bammi, Trustee

/s/ Ronald S. Gutstein
Ronald S. Gutstein, Trustee

/s/ Michael W. Malafronte
Michael W. Malafronte, Trustee

/s/ Adele R. Wailand
Adele R. Wailand, Trustee